Exhibit 4.1

AMENDED AND RESTATED

CERTIFICATE OF TRUST

OF

UNIONBANCAL FINANCE TRUST II

This Amended and Restated Certificate of Trust of UnionBanCal Finance Trust II (the “Trust”) is being duly executed and filed by the undersigned, as trustee, for the purpose of amending and restating the Certificate of Trust of the Trust filed with the Office of the Secretary of State of the State of Delaware (the “State Office”) on November 17, 1998, as corrected by the Corrected Certificate of Trust filed with the State Office on November 20, 1998 and as further corrected by the Corrected Certificate of Trust filed with the State Office on January 7, 1999, pursuant to the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Act”).

The undersigned hereby certifies as follows:

1.             Name.  The name of the Trust is UnionBanCal Finance Trust II.

2.             Resident Trustee.  The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware meeting the requirements of Section 3807 of the Act are as follows:

BNY Mellon Trust of Delaware

White Clay Center, Route 273

Newark, Delaware  19711

3.             Effective.  This Amended and Restated Certificate of Trust shall be effective immediately upon filing in the State Office.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Amended and Restated Certificate of Trust as of June 4, 2009.

BNY MELLON TRUST OF DELAWARE, not in its individual capacity but solely as Delaware Trustee of the Trust

By:	/s/ Kristine K. Gullo
Name: Kristine K. Gullo
Title: Vice President